UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 23, 2015

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

1213 Elko Drive
Sunnyvale, California 94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 331-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 23, 2015, GSI Technology, Inc. (“GSI”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which GSI acquired all of the outstanding capital stock of privately held MikaMonu Group, Ltd., a development-stage Israel-based company that specializes in in-place associative computing for markets including big data, computer vision and cyber security.  The acquisition was consummated simultaneously with the execution of the Purchase Agreement.

Under the terms of the Purchase Agreement, GSI paid $5.0 million in cash at closing and will pay the former MikaMonu shareholders up to an additional $2.5 million in cash over a four-year period, conditioned on the continued employment of Dr. Avidan Akerib, MikaMonu’s co-founder and chief technologist.  GSI will make additional payments in cash or GSI common stock, at GSI’s discretion, during a period of up to ten years if certain product development milestones and revenue targets for products based on the MikaMonu technology are achieved.  Initial products are expected to be introduced in late 2017, and the acquisition is expected to be accretive to GSI’s net income in fiscal 2019.  MikaMonu will continue to conduct its operations in Israel as a wholly-owned subsidiary of GSI.

Prior to the closing of the transactions contemplated by the Purchase Agreement, there were no material relationships between GSI or any of its affiliates, on the one hand, and MikaMonu or any of its shareholders or affiliates, on the other.

A copy of the press release announcing the transaction contemplated by the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this report regarding the consummation of the transaction contemplated by the Purchase Agreement.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

99.1	Press Release of GSI Technology, Inc. dated November 23, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 30, 2015

GSI Technology, Inc.

By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of GSI Technology, Inc. dated November 23, 2015